LB/ea/3
                                                                     Exhibit 3.1

     The Undersigned:

     JOHANNES WILHELMUS MARIA THESSELING, a civil-law notary, residing in Curacao, Netherlands Antilles;

     herewith certifies:

     that the limited liability company:

STATIA TERMINALS INTERNATIONAL N.V., established in Curacao, has been legally incorporated by deed, executed before the Undersigned, on September 4, 1996, on a draft of which deed the declaration of no-objection, referred to in Article 38 of the Commercial Code of the Netherlands Antilles, was issued by the Minister of Justice of the Netherlands Antilles on September 3, 1996, under number 2082/N.V.;

     that the articles of incorporation have been amended and restated in their entirety by deed, executed before the Undersigned, on November 22, 1996, on a draft of which deed the declaration of no-objection, referred to in Article 97 of the Commercial Code of the Netherlands Antilles, was issued by the Minister of Justice of the Netherlands Antilles on November 19, 1996, under number 2738/N.V.;

     that the limited liability company:

STATIA TERMINALS INTERNATIONAL N.V., is legally existing in good standing under the laws of the Netherlands Antilles, with articles reading as per the attached documents.

     IN WITNESS WHEREOF, I have set my hand hereunto, after having affixed my official seal of office.

                                       Curacao, November 22, 1996.

          [SEAL] [ILLEGIBLE]

DE ONDERGETEKENDE:

mr. Johannes Wilhelmus Maria Thesseling, notaris ter standplaats Curacao, Nederlandse Antillen,

VERKLAART:

dat het navolgende de tekst is van de statuten van de naamloze vennootschap:

                      STATIA TERMINALS INTERNATIONAL N.V.,

gevestigd op Curacao, Nederlandse Antillen, zoals deze thans van kracht zijn.

Curacao, 22 november 1996.

          [SEAL] [ILLEGIBLE]

STATUTEN

                               NAAM, ZETEL EN DUUR

                                    Artikel 1

1.   De vennootschap draagt de naam: STATIA TERMINALS INTERNATIONAL N.V.

2. De vennootschap heeft haar zetel op Curacao, Nederlandse Antillen. De vennootschap kan een of meer filialen en/of kantoren vestigen buiten Curacao, Nederlandse Antillen.

3. Krachtens eenstemmig besluit van de Directie (als omschreven in artikel 6 lid 1) kan de vennootschap haar zetel verplaatsen naar een ander land en de staat aannemen van een naar het recht van dat land opgerichte rechtspersoon overeenkomstig de Landsverordening Zetelverplaatsing Derde Landen van de Nederlandse Antillen, mits de Directie hiervoor vooraf goedkeuring heeft verkregen van de Algemene Vergadering (als omschreven in Artikel 8 lid 1).

4.   De vennootschap is aangegaan voor onbepaalde tijd.

                                      DOEL

                                    Artikel 2

1.   De vennootschap heeft ten doel:

     a. het, direct of indirect, financieren van de aankoop, alsmede de activiteiten, van een of meer vennootschappen of ondernemingen welke deel uitmaken van, of zijn gelieerd aan, in de ruimste zin des woords, Statia Terminals Group N.V., Statia Terminals Corporation N.V., Statia Terminals, Inc., Statia Terminals N.V. en Statia Terminals Point Tupper, Inc., gevestigd in Curacao, Nederlandse Antillen, de Verenigde Staten van Amerika, Panama, Canada, en St. Eustatius, Nederlandse Antillen (tezamen de "Statia Groep"), het verkrijgen van de benodigde gelden door uitgifte van schuldinstrumenten van welke aard of in welke vorm dan ook, en/of door uitgifte van aandelen in haar kapitaal, publieke of private leningen, en in het algemeen, door het investeren van haar vermogensbestanddelen in effecten;

     b. het oprichten van, deelnemen in, houden, beheren en besturen van een of meer vennootschappen of ondernemingen, direct of indirect, ten behoeve van, en teneinde deel uit te maken van, de Statia Groep;

     c. het geven van garanties of het op andere wijze stellen van zekerheid, en het overdragen van eigendom, het verhypothekeren, het verpanden of op andere wijze bezwaren van vermogensbestanddelen als zekerheid voor haar eigen verplichtingen en die van een of meer Statia Groep vennootschappen of ondernemingen waarvan zij, direct of indirect, aandelen houdt.

2.   De vennootschap is bevoegd tot alles wat tot het bereiken van haar doel nuttig of nodig kan zijn of daarmede in de ruimste zin des woords verband houdt, daaronder begrepen het deelnemen in enige onderneming of vennootschap.

                              KAPITAAL EN AANDELEN

                                    Artikel 3

1. Het maatschappelijk kapitaal van de vennootschap bedraagt DERTIG DUIZEND United States dollars (US$ 30,000).

2.   Het maatschappelijk kapitaal is verdeeld in dertig duizend

     (30,000) aandelen met een nominale waarde van een United States dollar (US $l,00) elk (de "aandelen").

3. De vennootschap kan volgestorte aandelen in haar eigen kapitaal onder bezwarende titel verkrijgen doch slechts indien tenminste twintig procent (20%) van het maatschappelijk kapitaal van de vennootschap bij anderen dan de vennootschap zelf geplaatst blijft.

4. De vennootschap kan geen rechten ontlenen aan aandelen in haar eigen kapitaal. Zodanige aandelen blijven buiten beschouwing bij de berekening van het geplaatste kapitaal.

5. De Directie is bevoegd, zonder opdracht of goedkeuring van de Algemene Vergadering, de in haar bezit zijnde aandelen in te trekken.

                              UITGIFTE VAN AANDELEN

                                    Artikel 4

1. Aandelen worden uitsluitend uitgegeven als aandelen op naam. Aandelen worden uitgegeven tegen of boven de nominale waarde. Aandeelbewijzen worden niet uitgegeven.

2. Onderaandelen kunnen worden uitgegeven. Storting op aandelen kan in geld geschieden en/of in natura.

3. Met inachtneming van het bepaalde in deze statuten kunnen aandelen worden uitgegeven op zodanige tijdstippen en voorwaarden en tegen een zodanige vergoeding als van tijd tot tijd door de Directie wordt bepaald.

4. Bij uitgifte van aandelen heeft iedere houder van aandelen een voorkeursrecht evenredig aan de totale nominale waarde van zijn aandelen, met inachtneming van het in lid 5 bepaalde.

5. Voorafgaande aan iedere uitgifte van aandelen kan het voorkeursrecht van aandeelhouders worden beperkt of uitgesloten door de Algemene Vergadering; de Algemene Vergadering kan een dergelijk besluit slechts nemen met unanieme goedkeuring, in welke vergadering alle geplaatste aandelen zijn vertegenwoordigd.

6.   De vennootschap kan bij uitgifte van aandelen geen eigen aandelen nemen.

             REGISTER VAN AANDEELHOUDERS EN OVERDRACHT VAN AANDELEN

                                    Artikel 5

1. De Directie houdt een register van aandeelhouders (het "Register"), waarin de namen en adressen van alle houders van aandelen zijn opgenomen, en het op ieder aandeel gestorte bedrag door de aandeelhouders. De Directie zal het Register regelmatig bijhouden en de vereiste aantekeningen daarin maken, waaronder begrepen de inschrijving van iedere uitgifte, overdracht en intrekking van aandelen.

2. De Directie zal tevens de namen en adressen opnemen van hen die een recht van vruchtgebruik of een pandrecht op aandelen hebben. Iedere aandeelhouder, iedere vruchtgebruiker en iedere pandhouder is verplicht aan de vennootschap schriftelijk zijn adres op te geven. De vennootschap is gerechtigd voor alle doeleinden af te gaan op de naam en het adres van de aandeelhouder als in het Register vermeld. Een aandeelhouder kan te allen tijde zijn adres, zoals in het Register opgenomen, wijzigen door middel van een schriftelijke kennisgeving aan de vennootschap op haar hoofdkantoor.

3. De Directie verstrekt desgevraagd aan een aandeelhouder, een vruchtgebruiker en een pandhouder kosteloos een uittreksel uit het Register met betrekking tot zijn recht op een aandeel.

4. Het Register wordt door de Directie gehouden ten kantore van de vennootschap.

5. Een overdracht van aandelen, alsmede de vestiging of overdracht van een beperkt recht daarop, zal worden beheerst door de toepasselijke wettelijke bepalingen. De overdracht van aandelen kan geschieden (i) door de betekening van de akte van overdracht aan de vennootschap op de wijze als door de wet voorgeschreven, of (ii) door schriftelijke erkenning door de vennootschap van de overdracht, welke erkenning namens de vennootschap wordt getekend door de Directie. De voorgaande bepaling is ook van toepassing in geval van toewijzing van aandelen bij de scheiding en deling van enige gemeenschap.

6. Bij vestiging van een vruchtgebruik of een pandrecht op een aandeel kan het stemrecht aan de vruchtgebruiker of de pandhouder worden toegekend.

                                     BESTUUR

                                    Artikel 6


1. Het beheer van alle zaken, bezittingen en onderneming van de vennootschap rust bij een directie (de "Directie"), die alle bevoegdheden heeft en kan uitoefenen behalve die welke uitsluitend toekomen aan de aandeelhouders krachtens de wet of deze statuten, als van tijd tot tijd gewijzigd.

2. Het aantal personen dat de Directie vormt is niet minder dan drie noch meer dan negen, als van tijd tot tijd door de Algemene Vergadering vastgesteld. Het aantal personen dat het bestuur vormt is, tot wijziging door een volgende Algemene Vergadering, het aldus vastgesteld aantal.

3. Met inachtneming van het in lid 5 van dit artikel bepaalde zullen, bij belet of ontstentenis van een of meer directeuren, de overblijvende directeuren een of meer personen kunnen benoemen ter voorziening in zodanige vacature(s) met dezelfde kwalificaties als eventueel door de Algemene Vergadering te bepalen, om in functie te blijven tot de volgende Algemene Vergadering.

4. Directeuren kunnen te allen tijde door de Algemene Vergadering worden ontslagen of geschorst, met tenminste twee/derden (2/3) der stemmen uitgebracht in een vergadering alwaar tenminste vijftig procent (50%) van het totale aantal uitstaande aandelen aanwezig is. In een Algemene Vergadering, alwaar een besluit wordt genomen voor het ontslaan van een directeur, of in enigerlei volgende Algemene Vergadering, kunnen de aandeelhouders voorzien in eventuele vacature(s) welke door een dergelijk besluit is (zijn) ontstaan, met inachtneming van het in lid 2 van dit artikel bepaalde.

5. Indien te eniger tijd het aantal der in functie zijnde directeuren daalt beneden de drie, zullen de overblijvende directeuren onmiddellijk een Algemene Vergadering bijeenroepen met het doel in de vacatures in de Directie te voorzien, en voorts met dien verstande dat bij belet of ontstentenis van alle directeuren, de vennootschap tijdelijk wordt bestuurd door een of meer personen, van tevoren door de Algemene Vergadering aangewezen om als zodanig op te treden, welke persoon (personen) een Algemene Vergadering zal (zullen) bijeenroepen ter verkiezing van een of meer directeuren. Indien geen zodanige persoon is benoemd, kan iedere persoon of kunnen personen, in het bezit van in totaal tenminste vijftig procent (50%) van de uitgegeven en uitstaande aandelen der vennootschap een Algemene Vergadering bijeenroepen ter verkiezing van een of meer directeuren.

6. Vergaderingen van de Directie worden regelmatig gehouden op zodanige plaats en op zodanig tijdstip als de Directie van tijd tot tijd zal bepalen. Buitengewone vergaderingen van de Directie zullen worden gehouden indien en wanneer twee directeuren of de Voorzitter (als in lid 1 van artikel 7 omschreven) een dergelijke vergadering bijeenroepen. Kennisgeving van de tijd en plaats van een vergadering van de Directie wordt gegeven:


     (a) niet minder dan zesennegentig (96) uur voorafgaande aan die vergadering, door middel van schriftelijke kennisgeving per post verzonden aan iedere directeur, of

     (b) niet later dan de werkdag onmiddellijk voorafgaande aan de datum van die vergadering, door middel van persoonlijke overhandiging, of per telefoon, telegram of telefax aan iedere directeur, met bevestiging van de ontvangst der kennisgeving.

     Een verklaring van afstand van een kennisgeving van een directievergadering, door al de directeuren die niet aan de vergadering deelnemen hetzij voor, na of ter vergadering getekend, wordt geacht een kennisgeving van de vergadering in te houden. Indien alle directeuren ter vergadering aanwezig zijn, wordt kennisgeving geacht naar behoren te zijn gedaan.

7. Een meerderheid der leden van de Directie vormt een quorum. Het besluit van de meerderheid der directeuren die persoonlijk of bij volmacht, als hierna bepaald, tegenwoordig zijn in een vergadering alwaar een quorum aldus aanwezig is, geldt als het besluit van de Directie. Bij gebrek aan quorum kan een directeur een vergadering van tijd tot tijd verdagen totdat een quorum aanwezig zal zijn.

8. Alle in een directievergadering te nemen besluiten zullen worden genomen met de meerderheid der uitgebrachte stemmen, met dien verstande dat in geval van een staken van stemmen, de door de Voorzitter uitgebrachte stem(men) beslissend zal (zullen) zijn.

9. Van alle vergaderingen van de Directie worden notulen gehouden, welke worden getekend door de secretaris en de voorzitter van de vergadering of door een andere daartoe door de Directie gemachtigde persoon.

10. Een schriftelijk besluit, getekend door alle directeuren buiten vergadering geldt als een besluit op geldige wijze genomen in een directievergadering, welke naar behoren is bijeengeroepen en gehouden.

11. Vergaderingen van de Directie kunnen worden gehouden door middel van conferentietelefoons of andere communicatie apparatuur waarbij alle personen die aan de vergadering deelnemen elkaar kunnen horen, of eventueel door middel van andere bij de wet toegestane apparatuur, en het middels zodanige wettige apparatuur of regelingen deelnemen aan een vergadering geldt als het ter vergadering aanwezig zijn.

12. Wanneer een besluit door de Directie moet of kan worden genomen, kan van een besluit in een vergadering worden afgezien indien alle directeuren schriftelijk instemmen met het aldus genomen of te nemen besluit.

13.  Directeuren kunnen per telegram, telefax of ander geschrift een gemachtigde aanstellen om namens hen op te treden in een specifieke vergadering of vergaderingen van de Directie. Bedoelde gemachtigde dient een andere directeur der vennootschap te zijn.

14. De Directie is bevoegd zonder de voorafgaande machtiging van de Algemene Vergadering overeenkomsten aan te gaan als bedoeld in artikel 60 van het Wetboek van Koophandel van de Nederlandse Antillen.

                               VERTEGENWOORDIGING

                                    Artikel 7

1. De Directie wijst een voorzitter (de "Voorzitter") aan uit de directeuren. De Directie kan voorts van tijd tot tijd een President, een of meer Vice-President(en) (met inbegrip van Uitvoerend of Senior Vice-Presidenten), een Controleur-Administrateur, een Penningmeester, een of meer Assistent Penningmeester(s), een Secretaris, een of meer Assistent Secretaris(sen) kiezen alsmede zodanige andere functionarissen en vertegenwoordigers als zij passend acht, welke allen hun functies zullen bekleden ten genoegen van de Directie. Dezelfde persoon kan twee of meer der voornoemde functies bekleden, doch zal nimmer in meer dan een hoedanigheid enig document tekenen, bevestigen of verifieren indien bedoeld document krachtens de wet of de statuten door twee of meer functionarissen dient te worden getekend, bevestigd of geverifieerd. De Voorzitter dient een directeur te zijn, doch de overige functionarissen van de vennootschap behoeven niet lid van de Directie te zijn.

2. De vennootschap wordt in en buiten rechte vertegenwoordigd en wordt tegenover derden verbonden door twee der navolgende personen, gezamenlijk handelend, welke personen directeuren (anders dan de Voorzitter) kunnen doch niet behoeven te zijn, door de Directie gemachtigd om de vennootschap te vertegenwoordigen, en welke personen de navolgende titels hebben en de navolgende functies bekleden:

     (i)   Voorzitter;

     (ii)  President;

     (iii) Vice-Presidenten (waaronder begrepen eventuele Uitvoerend Vice-President, of Senior Vice-Presidenten);

     (iv)  Functionaris, Penningmeester, Assistent-Penningmeester;

     (v)   Secretaris, Assistent Secretaris, Controleur-Administrateur.

     De Directie kan ook van tijd tot tijd andere personen, die al dan niet directeur kunnen zijn, machtigen om de vennootschap te vertegenwoordigen, welke personen zodanige titels zullen hebben en zodanige additionele functies zullen bekleden als de Directie kan vaststellen.

3. De personen die bovengenoemde functies bekleden of eventueel andere functies waartoe de Directie van tijd tot tijd als in dit artikel bepaald machtiging kan verlenen, zullen zodanige bevoegdheden hebben als door de Directie van tijd tot tijd aan ieder van hen verleend.

4. De Directie kan aan additionele vertegenwoordigers of aan commissies algemene of specifieke machtiging verlenen, en dergelijke vertegenwoordigers of commissies zodanige algemene of beperkte bevoegdheden verlenen of taken opleggen als zij passend acht.

5. De Directie kan zodanige voorschriften, reglementen en besluiten aannemen, wijzigen en intrekken als zij passend zal achten voor het voeren van het bedrijf en het beheer van de vennootschap, met inbegrip van voorschriften, reglementen en besluiten inhoudende de specifieke bevoegdheden en taken van de bekleders van bovenvermelde functies en andere personen door de Directie gemachtigd om de vennootschap te vertegenwoordigen (het "Huishoudelijk Reglement"). Bedoelde voorschriften, reglementen en besluiten dienen te stroken met de bepalingen van de statuten. Eventuele beperkingen van de vertegenwoordigingsbevoegdheid van de bekleders van bovenvermelde functies worden van kracht op de dag volgende op die waarop de voorschriften, reglementen of besluiten die zodanige beperkingen inhouden, zijn ingediend bij het Handelsregister van de Kamer van Koophandel en Nijverheid op het eiland alwaar de vennootschap gevestigd is.

6. De directeuren, bekleders van bovengenoemde functies en andere personen, door de Directie gemachtigd om de vennootschap te vertegenwoordigen, ontvangen zodanige vergoeding als de Algemene Vergadering kan vaststellen.

                    ALGEMENE VERGADERINGEN VAN AANDEELHOUDERS

                                    Artikel 8

1. Alle algemene vergaderingen van aandeelhouders (elk, een "Algemene Vergadering") worden gehouden op Curacao, St. Eustatius of St. Maarten, Nederlandse Antillen.

2. Binnen zes maanden na afloop van het boekjaar, wordt de jaarlijkse Algemene Vergadering gehouden.

3.   In genoemde vergadering:

     a. zal de Directie verslag uitbrengen over de gang van zaken van de vennootschap en het gevoerde beheer gedurende het afgelopen boekjaar;

     b. zal de balans en de winst-en verliesrekening worden vastgesteld, na te zijn overgelegd tezamen met een toelichting (gezamenlijk, de "jaarrekening"), waarin vermeld wordt naar welke maatstaf de roerende en onroerende zaken van de vennootschap zijn gewaardeerd;

     c.   zal de persoon bedoeld in artikel 6 lid 5 worden aangewezen;

     d.   zal de winstbestemming worden vastgesteld;

     e.   zullen die voorstellen worden behandeld, welke in de agenda opgenomen in de oproeping voor de vergadering, zijn vermeld.

                          PLAATS, OPROEPING EN STEMMING

                                    Artikel 9

1. Behoudens de jaarlijkse Algemene Vergadering worden Algemene Vergaderingen gehouden zo dikwijls als de Directie zulks nodig acht.

2. Aandeelhouders tezamen vertegenwoordigend ten minste een tiende gedeelte van het uitgegeven en geplaatste kapitaal, hebben het recht aan de Directie te verzoeken een Algemene Vergadering te beleggen met opgave van de te behandelen onderwerpen. Indien de Directie niet binnen vier weken na dit verzoek tot oproeping is overgegaan, zijn de verzoeker(s) zelf tot bijeenroeping bevoegd, in welk geval de Directie hiervan op de hoogte zal worden gesteld.

3.   Alle Algemene Vergaderingen worden door de Directie bijeengeroepen.

4. Alle oproepingen voor de Algemene Vergaderingen en alle kennisgevingen aan aandeelhouders geschieden door middel van brieven aan de adressen volgens het Register.

5. De oproeping geschiedt niet later dan op de tiende dag voor die van de vergadering, de dag van verzending van de oproeping en die van de vergadering niet meegerekend.

6. De te behandelen onderwerpen moeten in de oproeping voor de vergadering worden vermeld of daarin moet worden meegedeeld dat de aandeelhouders er ten kantore van de vennootschap kennis van kunnen nemen.

7. Algemene Vergaderingen zullen worden voorgezeten door een persoon die daartoe telkenmale door de vergadering zal worden aangewezen.

8. Alle besluiten van jaarlijkse en Algemene Vergaderingen zullen worden genomen met volstrekte meerderheid van stemmen, voorzover in deze statuten niet anders is bepaald.

9. Aandeelhouders kunnen zich op een vergadering doen vertegenwoordigen door een schriftelijk gevolmachtigde, waaronder begrepen elk via gangbare communicatiekanalen overgebrachte en op schrift ontvangen bericht.

10. Elk aandeel geeft recht op het uitbrengen van een stem op een Algemene Vergadering. Onthoudingen en ongeldig uitgebrachte stemmen tellen niet mee op een Algemene Vergadering.

11. Geldige stemmen kunnen ook worden uitgebracht voor de aandelen van hen, aan wie, uit anderen hoofde dan als aandeelhouders van de vennootschap, door het te nemen besluit enig recht jegens de vennootschap zou worden toegekend.

12. Voorstellen te doen door aandeelhouders voor onderwerpen te behandelen zowel op jaarlijkse als op andere Algemene Vergaderingen, kunnen alleen dan in behandeling worden genomen, indien zij zo tijdig en schriftelijk bij de Directie zijn ingediend, dat zij met inachtneming van de voor de bijeenroeping van Algemene Vergaderingen vastgestelde termijn op de wijze als voor bijeenroeping bepaald kunnen worden aangekondigd.

13. Indien en zolang het gehele uitgegeven en geplaatste kapitaal ter Algemene Vergadering vertegenwoordigd is, kunnen geldige besluiten worden genomen, zelfs wanneer de voorschriften van de statuten omtrent oproeping, bekendmaking van de punten van behandeling niet of slechts ten dele in acht zijn genomen, mits deze besluiten met algemene stemmen worden genomen.

14. Iedere directeur heeft als zodanig het recht op de Algemene Vergadering aanwezig te zijn en een raadgevende stem uit te brengen.

15. Besluiten van aandeelhouders kunnen in plaats van in Algemene Vergaderingen ook schriftelijk worden genomen (als bedoeld op de wijze als bepaald in lid
     9), mits met algemene stemmen van alle stemgerechtigde aandeelhouders. De Directie houdt van de genomen besluiten aantekening. Indien de Directie niet ter vergadering is vertegenwoordigd, wordt door of namens de voorzitter van de vergadering een afschrift van de genomen besluiten zo spoedig mogelijk na de vergadering aan de Directie verstrekt. De aantekeningen liggen ten kantore van de vennootschap ter inzage van de aandeelhouders. Aan ieder van dezen wordt desgevraagd een afschrift of uittreksel van deze aantekeningen verstrekt tegen ten hoogste de kostprijs.

                                    BOEKJAAR

                                   Artikel l0

1. Het boekjaar van de vennootschap loopt van de eerste dag van januari tot en met de laatste dag van december van ieder jaar.

2. Het eerste boekjaar loopt van de aanvang van de vennootschap tot en met eenendertig december negentienhonderd zesennegentig.

                             BALANS EN JAARREKENING

                                   Artikel 11

1. Jaarlijks binnen vijf maanden na afloop van het boekjaar, wordt door de Directie de jaarrekening voorgelegd aan de aandeelhouders. De jaarrekening wordt ondertekend door alle directeuren; ontbreekt de ondertekening van een of meer hunner, dan wordt daarvan onder opgave van reden melding gemaakt.


2. De jaarlijkse Algemene Vergadering van aandeelhouders stelt de jaarrekening vast.

3. Vaststelling van de balans en de winst-en verliesrekening zonder voorbehoud strekt tot acquit en decharge van de Directie voor het beheer gedurende het boekjaar, voor zover van dat beheer uit de jaarrekening blijkt.

                                 WINSTVERDELING

                                   Artikel 12

1. De winst, waaronder is te verstaan de netto winst ingevolge de vastgestelde jaarrekening, is ter beschikking van de Algemene Vergadering. De Directie is bevoegd naar eigen goeddunken een zodanig gedeelte van de winst te reserveren en toe te delen aan de reserves van de aandelen teneinde het doel van de vennootschap te bereiken. De vennootschap houdt een reserve rekening aan voor de aandelen, waaruit de Directie naar eigen goeddunken, gehele of gedeeltelijke, uitkeringen kan doen.

2.   Niet gereserveerde winst zal worden uitgekeerd aan de aandeelhouders.

3. Voorzover de winst van de vennootschap zulks toelaat kan de Directie besluiten tot vaststelling van een interimdividend als vooruitbetaling op het te verwachten winstsaldo.

4. Indien uit de winst-en verliesrekening blijkt dat een verlies is geleden dat niet door een reserve kan worden gedekt of op andere wijze gedelgd, geschiedt in de volgende jaren geen winstuitkering, zolang dat verlies niet is aangezuiverd.

              STATUTENWIJZIGING EN ONTBINDING VAN DE VENNOOTSCHAP

                                   Artikel 13

1. Een besluit tot wijziging van de statuten of tot ontbinding van de vennootschap kan slechts genomen worden met een drie/vierde meerderheid van stemmen in een Algemene Vergadering, waarin tenminste twee/derde gedeelte van het geplaatste kapitaal vertegenwoordigd is.

2. Indien in de vergadering niet het vereiste kapitaal vertegenwoordigd is, wordt een tweede vergadering bijeengeroepen, te houden binnen twee maanden na de eerste, in welke tweede vergadering, ongeacht het vertegenwoordigde kapitaal, geldige besluiten kunnen worden genomen met een drie/vierde meerderheid van uitgebrachte stemmen.

3. In geval van ontbinding van de vennootschap zal liquidatie geschieden onder zodanige bepalingen als waartoe de Algemene Vergadering zal besluiten.

4. Gedurende tien (10) jaren na het einde van de liquidatie zullen de boeken en bescheiden van de vennootschap in bewaring blijven door een daartoe door de Algemene Vergadering aangewezen persoon.

THE UNDERSIGNED:

Johannes Wilhelmus Maria Thesseling, a Civil Law Notary of Curacao, Netherlands Antilles,

DOES HEREBY CERTIFY:

that the text set forth hereinafter is a true but unofficial English translation of the presently effective Articles of Incorporation of the limited liability company:

                      STATIA TERMINALS INTERNATIONAL N.V.,

established in Curacao, Netherlands Antilles.

Curacao, November 22, 1996.

          [SEAL] [ILLEGIBLE]

ARTICLES OF INCORPORATION

                             NAME, SEAT AND DURATION

                                    Article 1

     1. The company shall bear the name: STATIA TERMINALS INTERNATIONAL N.V.

     2. The company shall have its seat in Curacao, Netherlands Antilles. The company may establish one or more branches and/or offices outside Curacao, Netherlands Antilles.

     3. Pursuant to a unanimous resolution of the Managing Board (as described in article 6, paragraph 1), the company may transfer its seat to another country and assume the status of a legal entity set up under the laws of that country in accordance with the National Ordinance Transfer of Seat Third Countries of the Netherlands Antilles, provided the Managing Board shall have obtained in advance the approval of the General Meeting (as described in article 8, paragraph 1).

     4. The company shall be entered into for an indefinite period of time.

                                     OBJECTS

                                    Article 2

     1. The objects of the company are:

a. to finance, directly or indirectly, the acquisition as also the activities of one or more companies or enterprises that form part of, or are affiliated in the broadest sense of the word to, Statia Terminals Group N.V., Statia Terminals Corporation N.V., Statia Terminals, Inc., Statia Terminals N.V. and Statia Terminals Point Tupper, Inc., established in Curacao, Netherlands Antilles, the United States of America, Panama, Canada and St. Eustatius, Netherlands Antilles (together the "Statia Group"), to acquire the necessary moneys through the issue of evidences of indebtedness of any nature or in any form howsoever, and/or through the issue of shares in its capital, public or private loans, and in general through the investment of its assets in securities;

b. to set up, participate in, hold, administer and manage one or more companies or enterprises, directly or indirectly, for the benefit of, and in order to form part of, the Statia Group;

c. to guarantee or otherwise secure, and to transfer the ownership of, to mortgage, pledge or otherwise to encumber assets as security for the company's own obligations and those of one or more Statia Group companies or enterprises, shares of which are held by the company, be this directly or indirectly.

     2. The company shall be entitled to do all such things as may be useful or necessary for the attainment of its objects or as shall relate thereto in the widest sense of the word, including to participate in any enterprise or company.


                               CAPITAL AND SHARES

                                    Article 3

     1. The authorized capital of the company shall amount to THIRTY THOUSAND United States Dollars (US$30,000.-).

     2. The authorized capital shall be divided into thirty thousand (30,000) shares with a nominal value of one United States Dollar (US$1.-) each (the "shares").

     3. The company may acquire fully paid up shares in its own capital for valuable consideration but only if at least twenty percent (20%) of the company's authorized capital shall remain outstanding with others than the company itself.

     4. The company may not derive any rights from shares held by it in its own capital. Such shares shall not be reckoned with when calculating the issued capital.

     5. The Managing Board shall be competent without the instruction or approval of the General Meeting to recall the shares held by it.

                                 ISSUE OF SHARES

                                    Article 4

     1. Shares shall be issued only as registered shares. The shares shall be issued at or above the nominal value. Share certificates shall not be issued.

     2. Fractional shares may be issued. The payment of calls may be effected in cash and/or in kind.

     3. With due observance of the stipulations in these articles, shares may be issued at such times and subject to such terms and for such consideration as the Managing Board shall determine from time to time.

     4. When shares are issued, each holder of shares shall have a preferential right in proportion to the total nominal value of his shares, with due observance of the provisions of paragraph 5.

     5. Prior to each issue of shares, the preferential rights of the shareholders may be restricted or excluded by the General Meeting; the General Meeting may adopt any such resolution only by unanimous approval, at which meeting all the issued and outstanding shares shall be represented.

     6. The company may not acquire its own shares at an issue of shares.


                  SHAREHOLDERS' REGISTER AND TRANSFER OF SHARES

                                    Article 5

     1. The Managing Board shall keep a shareholders' register (the "Register"), in which the names and addresses of all the holders of shares shall be entered, as also the amount paid up by the shareholders on each share. The Managing Board shall keep the Register on a regular basis, and make the necessary entries therein, including the registration of every issue, transfer and recall of shares.

     2. The Managing Board shall also enter the names and addresses of those having a usufruct or possessory lien on shares. Each shareholder, each usufructuary and each holder of a possessory lien shall be bound to state his address to the company in writing. The company shall be entitled for all purposes to rely on the shareholder's name and address as stated in the Register. A shareholder may change his address as stated in the Register at all times by means of a written notice to the company at its head office.

     3. On request, the Managing Board shall furnish a shareholder, a usufructuary and a holder of a possessory lien, free of charge, with an extract from the Register as regards his right to a share.

     4. The Register shall be kept by the Managing Board at the offices of the company.

     5. A transfer of shares, as also the creation thereon or the assignment thereto of a limited right, shall be governed by the applicable statutory regulations. The transfer of shares may be effected (i) by serving a deed of transfer upon the company in the manner as prescribed bylaw, or (ii) by the written acknowledgement by the company of the transfer, which acknowledgement shall be signed by the Managing Board on behalf of the company. The aforegoing stipulation shall apply also in the case of an allocation of shares on the division and partition of any community.

     6. On the establishment of a usufruct or a possessory lien on a share, the voting right may be granted to the usufructuary or the holder of the possessory lien.

                                   MANAGEMENT

                                    Article 6

     1. The management of all the affairs, property and business of the company shall rest with a managing board (the "Managing Board") that shall have and may exercise all powers except such as shall belong exclusively to the shareholders pursuant to the law or these articles, as amended from time to time.

     2. The number of persons constituting the Managing Board shall be not fewer than three nor more than nine, as determined by the General Meeting from time to time. The number of persons constituting the management shall be the number thus determined, until modified by a subsequent General Meeting.

     3. With due observance of the provisions of paragraph 5 of this article, in case of the impediment or default of one or more managing directors, the remaining managing directors may appoint one or more persons to fill any such vacancy (vacancies) with the same qualifications as possibly stipulated by the General Meeting, to serve until the next General Meeting.

     4. Managing directors may be dismissed or suspended by the General Meeting at all times, by at least two thirds (2/3) of the votes cast in a meeting at which at least fifty percent (50%) of the total number of outstanding shares shall be present. In a General Meeting, at which a resolution is adopted to dismiss a managing director, or in any subsequent General Meeting, the shareholders may fill any vacancy (vacancies) arisen as a result of any such resolution, with due observance of the provisions of paragraph 2 of this article.

     5. If at any time the number of managing directors in office should be reduced to fewer than three, the remaining managing directors shall convene a General Meeting at once in order to fill the vacancies on the Managing Board, and furthermore provided that in case of the impediment or default of all managing directors, the company shall be managed temporarily by one or more persons, previously designated by the General Meeting to act as such, which person(s) shall convene a General Meeting in order to elect one or more managing directors. If no such person has been designated, any person or persons, in the aggregate holding at least fifty percent (50%) of the issued and outstanding shares of the company may convene a General Meeting in order to elect one or more managing directors.

     6. Meetings of the Managing Board shall be held on a regular basis at such place and time as the Managing Board shall determine from time to time. Extraordinary meetings of the Managing

Board shall be held if and whenever two managing directors or the Chairman (as described in paragraph 1 of article 7) convene any such meeting. Notice of the time and place of a meeting of the Managing Board shall be given:

(a) not less than ninety-six (96) hours prior to such meeting, by written notice mailed to each managing director, or

(b) not later than the business day immediately preceding the date of such meeting, by personal delivery, or by telephone, telegram or telefax to each managing director, with acknowledgement of receipt.

A waiver of notice of a meeting of the Managing Board, signed by all the managing directors not participating in the meeting be this before, after or at the meeting, shall be deemed to be a notice of the meeting. If all managing directors are present at the meeting, notice shall be deemed to have been duly given.

     7. A majority of the members of the Managing Board shall constitute a quorum. The resolution of the majority of the managing directors, present in person or by proxy, as provided below, at a meeting where a quorum is thus present, shall constitute the resolution of the Managing Board. In the absence of a quorum, a managing director may adjourn a meeting from time to time, until a quorum shall be present.

     8. All resolutions to be adopted in a meeting of the Managing Board shall be adopted by the majority of the votes cast, provided that, in the event of a tie, the Chairman shall have (a) casting vote(s).

     9. Minutes shall be kept of the proceedings at all meetings of the Managing Board, which minutes shall be signed by the secretary and the chairman of the meeting, or by another person thereto authorized by the Managing Board.

     10. A written resolution, signed by all the managing directors without a meeting having been held, shall constitute a resolution validly adopted in a meeting of the Managing Board, duly called and held.

     11. Meetings of the Managing Board may be held by means of conference telephones or other communication devices whereby all persons participating in the meeting can hear one another, or by means of any other equipment permitted by law, and participating in a meeting by means of any such lawful device or arrangement shall constitute presence at the meeting.

     12. If action is permitted or required to be taken by the Managing Board, action at a meeting may be dispensed with if all managing directors agree in writing to the action thus taken or to be taken.

     13. Managing directors may appoint a proxy by telegram, telefax or other writing, who shall act on their behalf at a specific meeting or meetings of the Managing Board. Any such proxy shall be another managing director of the company.

     14. The Managing Board shall be competent, without prior authorization by the General Meeting, to enter into agreements as referred to in article 60 of the Commercial Code of the Netherlands Antilles.

                                 REPRESENTATION

                                    Article 7

     1. The Managing Board shall designate a chairman (the

"Chairman") from among the managing directors. The Managing Board furthermore may elect from time to time a President, one or more Vice President(s) (including Executive or Senior Vice Presidents), a Controller, a Treasurer, one or more Assistant Treasurers, a Secretary, one or more Assistant Secretaries, as also such other officials and representatives as it shall deem fit, all of whom shall discharge their offices at the pleasure of the Managing Board. The same person may occupy two or more of the aforesaid offices, but shall never execute, acknowledge or verify any document in more than one capacity, if such document is required by law or by the articles to be executed, acknowledged or verified by two or more officials. The Chairman shall be a managing director, but the other officials of the company need not be members of the Managing Board.

     2. The company shall be represented in and out of court and shall be bound as against third parties by any two of the following persons, acting jointly, which persons may but are not required to be managing directors (other than the Chairman), authorized by the Managing Board to represent the company and which persons shall have the following titles and occupy the following offices:

(i)   Chairman;

(ii)  President;

(iii) Vice Presidents (including any Executive Vice President, or Senior Vice Presidents);

(iv)  Official, Treasurer, Assistant Treasurer;

(v)   Secretary, Assistant Secretary, Controller.

The Managing Board may also from time to time authorize other persons, who may or may not be managing directors, to represent the company, which persons shall have such titles and shall occupy such additional offices as the Managing Board may determine.

     3. The persons holding the above offices or any other offices which the Managing Board may authorize from time to time as provided in this article, shall have such powers as granted each of them by the Managing Board from time to time.

     4. The Managing Board may grant general or specific authority to additional representatives or to committees, and confer upon such representatives or committees such general or limited powers or duties at it shall deem fit.

     5. The Managing Board may adopt, amend and repeal such rules, regulations and resolutions as it may deem appropriate for the conduct of the company's business and management, including rules, regulations and resolutions containing the specific powers and duties of the holders of the offices mentioned above and other persons authorized by the Managing Board to represent the company (the "By-laws"). Such rules, regulations and resolutions shall be consistent with the provisions of the articles. Any restrictions of the powers of representation of the holders of the offices mentioned above shall take effect on the day following that on which the rules, regulations or resolutions containing any such restrictions, shall have been filed at the Trade Register of the Chamber of Commerce and Industry on the island where the company is established.

     6. The managing directors, holders of the offices mentioned above, and other persons authorized by the Managing Board to represent the company, shall receive such remuneration as the General Meeting may determine.

                        GENERAL MEETINGS OF SHAREHOLDERS

                                    Article 8

     1. All general meetings of shareholders (each a "General Meeting") shall be held in Curacao, St. Eustatius or St. Maarten, Netherlands Antilles.

     2. Within six months from the end of the financial year, the annual General Meeting shall be held.

     3. In the said meeting:

a. the Managing Board shall render a report on the course of the company's business and the management conducted during the financial year ended;

b. the balance sheet and the profit and loss account shall be determined, after having been submitted along with an explanatory memorandum (collectively the "annual accounts"), setting forth the standards according to which the movable and immovable property of the company have been appraised;

c.   the person referred to in article 6 paragraph 5 shall be designated;

d.   the profit allocation shall be determined;

e. such proposals shall be dealt with as shall appear on the agenda, listed in the notice convening the meeting.

                           PLACE, CONVOCATION AND VOTE

                                    Article 9

     1. Save for the annual General Meeting, General Meetings shall be held as often as the Managing Board shall deem necessary.

     2. Shareholders together representing at least one tenth part of the issued and outstanding capital shall have the right to request the Managing Board to call a General Meeting, thereby stating the subjects to be dealt with. If the Managing Board should fail to convene the meeting within four weeks from such request, the applicant(s) himself (themselves) shall be competent thus to proceed, in which case the Managing Board shall be notified accordingly.

     3. All General Meetings shall be convened by the Managing Board.

     4. All notices convening the General Meetings and all communications to shareholders shall be effected by means of letters sent to the addresses appearing in the Register.


     5. Notice convening a meeting shall be given not later than on the tenth day prior to that of the meeting, not counting the day the notice is sent nor that of the meeting.

     6. The subjects to be dealt with shall be stated in the notice convening the meeting, or the same shall state that the shareholders may take cognizance thereof at the office of the company.

     7. General Meetings shall be presided over by a person to be designated thereto by the meeting each time.

     8. All resolutions of annual and General Meetings shall be adopted by absolute majority of votes, insofar as these articles do not provide otherwise.

     9. Shareholders may cause themselves to be represented at a meeting by a proxy authorized in writing, such to include any notice transmitted and received in writing via current channels of communication.

     10. Each share shall entitle its holder to cast one vote at a General Meeting. Abstentions and votes invalidly cast shall not be counted at a General Meeting.

     11. Valid votes may also be cast for the shares of those who, otherwise than as shareholders of the company, would be granted any right towards the company by the resolution to be adopted.

     12. Proposals to be made by shareholders for subjects to be dealt with both at annual and other General Meetings can be dealt with only if presented to the Managing Board in writing and at such time that they may be announced with due observance of the term of notice and in the manner prescribed for convening General Meetings.

     13. If and so long as the entire issued and outstanding capital is represented at a General Meeting, valid resolutions may be adopted even if the rules laid down in the articles as regards convocation and publication of the agenda have not or have only partially been observed, provided such resolutions be adopted by unanimous vote.

     14. Every managing director as such shall have the right to be present at the General Meeting and to cast an advisory vote.

     15. Instead of being adopted in General Meetings, shareholders resolutions may also be adopted in writing (in the manner as referred to in paragraph 9), provided this be done by the unanimous vote of all the shareholders entitled to vote.

The Managing Board shall keep a record of the resolutions adopted. If the Managing Board is not represented at the meeting, a copy of the resolutions adopted shall be submitted to the Managing Board as soon as possible after the meeting by or on behalf of the chairman of the meeting. The notes shall be available at the offices of the company for inspection by the shareholders. On request, each of them shall receive a copy or extract of these notes, at cost and no more.

                                 FINANCIAL YEAR

                                   Article 10

     1. The company's financial year shall run from the first day of January up to and including the last day of December of each year.

     2. The first financial year shall run from the commencement of the company up to and including December thirty-first nineteenhundred and ninety-six.

                        BALANCE SHEET AND ANNUAL ACCOUNTS

                                   Article 11

     1. Each year, within five months from the end of the financial year, the Managing Board shall submit the annual accounts to the shareholders. The annual accounts shall be signed by all the managing directors; should the signature of any one or more of them be lacking, this shall be stated along with the reason.

     2. The annual General Meeting of shareholders shall determine the annual accounts.

     3. Determination of the balance sheet and the profit and loss account without reserve shall acquit and discharge the

Managing Board in respect of the management conducted during the financial year, insofar as the same shall appear from the annual accounts.

                             DISTRIBUTION OF PROFITS

                                   Article 12

     1. The profit, by which shall be understood the net profit according to the annual accounts determined, shall be at the disposal of the General Meeting. The Managing Board shall be competent in its discretion to reserve such a portion of the profit and to allocate same to the reserves of the shares in order to attain the company's objects. The company shall keep a reserve account for the shares, from which the Managing Board in its discretion may pay distributions in whole or in part.

     2. Any profit not reserved shall be distributed among the shareholders.

     3. Insofar as the company's profit shall allow, the Managing Board may resolve to declare an interim dividend in prepayment of the profit balance to be expected.


     4. If according to the profit and loss account a loss has been suffered, which loss cannot be covered by any reserve or compensated in any other manner, no profits shall be distributed in subsequent years so long as such loss has not been made good.

            AMENDMENT OF THE ARTICLES AND DISSOLUTION OF THE COMPANY

                                   Article 13

     1. A resolution to amend the articles or to dissolve the company may be adopted only by a three fourths majority of votes in a General Meeting, at which at least two thirds part of the issued capital shall be represented.

     2. If the required capital is not represented at the meeting, a second meeting shall be convened, to be held within two months from the first one, in which second meeting valid resolutions may be adopted by a three fourths majority of the votes cast, regardless of the capital then represented.

     3. In the event of the company's dissolution, the liquidation shall be effected subject to such stipulations as the General Meeting shall determine.

     4. During ten (10) years from the end of the liquidation, the books and records of the company shall remain in the custody of a person thereto designated by the General Meeting.